EXHIBIT 4.8
                            EQUIPMENT LEASE AGREEMENT

This is a lease agreement between Globestuff.com Inc. (hereinafter called the "Lessee") and Deep Designs and Apparel Inc. (hereinafter called the "Lessor") made June 30, 2004 (hereinafter called the "Lease").

By signing this Lease, Lessee and Lessor agree that Lessor shall lease to Lessee the equipment described as follows together with all attachments and accessories thereon, if any, on the terms and conditions set out in this Lease:

 Description                                      Serial Number
Happy Embroidery Machine                          CA011M6498-021
Ipunch Digitizing Software                        4056
Embroidery Learning Guides
DRAWings Digitizing Software
Hopkins Press                                     5278
Excalibur Press                                   LG65-1002
Artwave Dryer                                     81-6-30
Atlas 5 Way Exposure Unit
Wash Bay
Black Flash Spot Dryer                            SP13171-0202
Ranar Spot Dryer                                  1l019B
Light Table
Printa Pad Printer                                PP011318
Rotary Attachment Press-
A-Print Pad Printer Pad
Printing Supplies Epson
Printer                                           AEY0082793
Lexmark All-In-One                                10K0007
Dell Computer Techtronics                         1Z4Y711
Computer #1                                       1AQ17HUCT312602Z4Y711
Computer Upgrades and Accessories
Hix Heat Press                                    605-39649
Corel Draw Program
Illustrator Program
Digital Art Solutions                              86E344GRP8X
All Inventory

                                            (hereinafter called the "equipment")

1. LEASE TERM
This Lease commences on July 1, 2004 and terminates on June 30, 2009 (hereinafter called the "Term").

2. DELIVERY AND RECEIPT
Lessee   acknowledges   receiving   and  examining  the  equipment  and  further
acknowledges that the equipment is in good operating order and condition and accepts the equipment for all purposes of this Lease.

3. RENT PAYMENT SCHEDULE
Lessee shall pay Lessor monthly basic rent payments of ($1259.38) Dollars inclusive of all applicable Goods & Services tax on the 1st day of each and every month during the Term commencing on the 1st day of July, 2004 and ending on the 1st day of June, 2009.

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4. LATE CHARGES AND NSF CHARGES
If any monthly basic rent payment is not paid within ten (10) days after it is due, Lessee agrees to pay Lessor when billed by Lessor a late charge of Two (2%) Percent of the amount which is past due or Twenty ($20.00) Dollars, whichever is greater, or such lesser amount as set by any applicable laws. Lessee further agrees to pay Lessor when billed by Lessor a service charge of Fifteen ($15.00) Dollars for any electronic funds transfer debit or cheque which is returned unpaid for any reason, including but not limited to nonsufficent funds.

5. INSURANCE
At all times during the Term, Lessee must at Lessee's expense obtain and maintain the following minimum insurance coverages:

     a) public liability for bodily injury or death or damage to the property of others for One Million ($1,000,000.00) Dollars per claim regardless of the number of claims from anyone accident; and

     b) comprehensive fire and theft for the equipment's actual value (payable in cash) with a maximum deductible of Five Hundred ($500.00) Dollars.

Lessee further agrees that such coverages must be maintained throughout the Term through a carrier acceptable to Lessor which is licensed in the Province of Alberta. Appropriate evidence of such coverage must be provided to Lessor by Lessee and such coverages must name Lessor as an "additional insured" and "loss payee" and provide the Lessor with at least ten (10) days advance notice of any cancellation of coverage.

6. OFFICIAL FEES AND TAXES
Lessee  agrees  to pay when due all fees and  charges  for  transfer  of  title, registration, licensing, testing and inspecting the equipment that any governmental authority requires during the Term. Except for Goods and Services tax, Lessee agrees to pay when due all taxes including but not limited to personal property, use, excise, value-added and transfer taxes imposed by any governmental authority when due whether those taxes are assessed during the Term or after the Term. Lessee further agrees Lessor has the right acting in Lessor's sole discretion but not the obligation to pay any or all such fees and charges on behalf of Lessee and that Lessee will forward immediate payment to Lessor when billed by Lessor for such amounts.

7. USE OF EQUIPMENT
Unless the prior written consent of the Lessor is first obtained, which prior written consent may be arbitrarily withheld by Lessor, the Lessee shall operate or use the equipment in a careful manner and shall comply with all laws relating to its possession, use or maintenance at only the following addresses:

#14,1935 - 30th Avenue NE                       3404 - 25th Street NE
Calgary, Alberta                                Calgary, Alberta TIY 6Cl
T2E6Z5


8. WARRANTIES
LESSEE ACKNOWLEDGES THAT LESSEE IS LEASING THE EQUIPMENT "AS IS" AND THAT LESSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE EQUIPMENT AND SPECIFICALLY DISCLAIMS TO THE EXTENT PERMITTED BY LAW ANY WARRANTIES IMPLIED BY LAW, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY SIMILAR WARRANTIES, WHICH MAY BE IMPLIED BY STATUTE, OR FOR ANY OTHER REASON. However, to the extent the equipment is still subject to a manufacturer's equipment warranty, Lessor assigns to Lessee all rights and remedies under that warranty to the extent they are assignable.

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9. EQUIPMENT MAINTENANCE
Lessee agrees to maintain and repair the equipment and to keep it in good working order and condition in accordance with any manufacturer's maintenance recommendation. All expenses incurred in maintaining and repairing the equipment throughout the Term will be Lessee's responsibility. Lessor maintains the right to inspect the equipment at any reasonable time with due notice to Lessee to ensure the good working condition and appearance of the equipment and, if necessary, to undertake to have repairs and/or maintenance completed if Lessor acting in Lessor's sole discretion deems it necessary to ensure the equipment has an acceptable appearance and is in good working order and condition. Lessor will bill Lessee for the cost of such repairs and Lessee agrees to pay for such maintenance and/or repairs and applicable taxes upon receipt of such bill from Lessor. Lessee also agrees to comply with any manufacturer's request in any recall campaign so as to keep the manufacturer's warranty in effect. Lessee also agrees not to alter, mark, remove or install attachments and accessories in or on the equipment without Lessor's prior written consent, which prior written consent may be arbitrarily withheld by Lessor. All costs incurred in restoring the equipment to good working condition and appearance will be Lessee's responsibility.

10. LESSEE'S END OF LEASE LIABILITY
Lessee must return the equipment to a place specified by Lessor on or before June 30, 2009. Upon the termination of this Lease, Lessee's payment liability to Lessor will be the sum of:

     a) any monthly basic rent payments due and unpaid and any other amounts or charges due to Lessor under the terms of this Lease;
     b) the cost of any repairs necessary to put the equipment in good operating order and appearance as required by this Lease; and
     c) any official fees and taxes imposed in connection with the termination of this Lease or otherwise.

11. EARLY TERMINATION LIABILITY
At any time after Lessee signs this Lease, Lessor may terminate this Lease if the Lease is in default in accordance with paragraph 12 of this Lease or if the conditions set out in paragraph 14 of this Lease occur.

12. DEFAULT
Lessee will be in default under this Lease if:



     Lessee does not make a basic rent payment when it is due;

     Lessee fails to comply with any conditions in this Lease;

     a proceeding in bankruptcy, receivership or insolvency is started by Lessee or against Lessee or Lessee's property;

     Lessee fails to comply with the insurance requirements of this Lease; Lessee does not repair or maintain the equipment as this Lease requires;

     Lessee transfers, subleases, rents or assigns this Lease, the equipment or Lessee's right to use the equipment;

     the equipment is lost, stolen, destroyed or determined by Lessor acting in Lessor's sole discretion to be unsuitable for use or operation; or

     Lessee breaches any other agreements in this Lease and such breaches significantly impairs the prospect of payment, performance or realization of Lessor's interest in the equipment.

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12. DEFAULT - continued

In the event of default, Lessee acknowledges that the Lessor may do any or all of the following without giving Lessee any notice thereof other than any notice which may be required by any applicable law:

     a) take any reasonable measures designed to either correct the default or to save Lessor from loss, in which case Lessee will pay Lessor upon request for the cost and expenses incurred;

     b) terminate this Lease and Lessee's rights to possess and use or operate the equipment;

     c) take possession of the equipment by any method or manner permitted by law; and

     d)   pursue any other remedy permitted by law.

Lessee also agrees to pay Lessor for all collections and legal costs, including reasonable legal fees and disbursements and other charges on a solicitor and his own client basis, Lessor incurs in respect of this Lease and the equipment to the extent permitted by law.

13. EQUIPMENT RETURN
Lessee will return the equipment at the termination of this Lease in good working condition and with an acceptable appearance, except for reasonable wear and tear, to any reasonable address Lessor directs. Lessee will be liable for and agrees to pay Lessor for any excessive wear and tear or damage to the equipment as determined by Lessor acting in Lessor's sole discretion in addition to all other amounts owed by Lessee to Lessor in connection with this Lease.

14. DAMAGE OR LOSS TO THE EQUIPMENT
Lessee agrees that Lessee is liable for any damage, risk of loss or destruction of the equipment during the Term or until Lessee returns the equipment to Lessor. If the equipment is damaged or destroyed in an accident or other occurrence is confiscated by a governmental agency or is stolen, Lessee is to notify Lessor and Lessee's insurance company immediately of any such occurrence, event or accident. If the equipment is damaged and in a condition which Lessor acting in Lessor's sole discretion believes is beyond reasonable repair, this Lease will be terminated immediately.

If the equipment is damaged and this Lease is not terminated, Lessee will have the necessary repairs made promptly at Lessee's expense and Lessee will continue to perform Lessee's obligations under this Lease. Lessee acknowledges that Lessor is under no obligation to provide a replacement equipment for any reason at any time during the Term.

15. FINES, LIENS AND ENCUMBRANCES
Lessee agrees to keep the equipment free of all fines, liens and encumbrances. If Lessee does not promptly pay any fines or remove any liens or encumbrances at Lessee's expense, Lessor has the right acting in Lessor's sole discretion but not the obligation to pay any fines or remove any liens or encumbrances on behalf of Lessee and that Lessee will forward immediate payment to Lessor when billed by Lessor for such amounts.

16. OWNERSHIP
Lessee and Lessor specifically agree that this Agreement is a true lease and not a purchase agreement. Lessee agrees that this Lease is a true lease for tax, personal property security and credit legislation and that Lessor is and remains the owner of the equipment and retains all benefits of ownership, subject to paragraph 20 of this Lease.

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17. ASSIGNMENT
Lessee agrees not to transfer, rent or assign this Lease, the equipment or Lessee's right to use the equipment under this Lease.

Lessor may transfer or assign this Lease, the equipment or Lessee's right to use the equipment under this Lease.

 18. INDEMNITY AGREEMENT

Lessee agrees to hold Lessor and anyone to whom this Lease is assigned or transferred harmless and indemnify against any or all liability, loss, damage, claims, injuries, demands and expenses (including legal fees and disbursements and other charges) arising out of the use, maintenance, ownership, operation and condition of the equipment during the Term. Lessee agrees to pay Lessor for any such loss or damage to the equipment during this Term and shall pay Lessor all such amounts promptly upon request from Lessor. Lessee also agrees that Lessee's obligations under this paragraph shall survive termination of this Lease and repossession and sale of the equipment. Without restricting the generality of the above, this indemnity includes any claim against Lessor because of an alleged defect in the equipment brought under the doctrine of strict liability.

19. SECURITY INTEREST
Lessee gives Lessor a security interest in the proceeds or cancellation, refund or other rights Lessee may have under any insurance contracts Lessee purchases with respect to this Lease or the equipment.

20. OPTION TO PURCHASE
Lessee shall have the first option to purchase the equipment at the termination of this Lease on an "as is, where is" basis, excluding all representations, warranties or conditions, expressed or implied, regarding the equipment, provided the Lease is not in default pursuant to paragraph 12 of this Lease. This option to purchase may be exercised by the Lessee only if the Lessee advises the Lessor of its intent to purchase the equipment at least thirty (30) days prior to the termination of this Lease. The purchase price for the equipment will be ($100) dollars. The Lessee will also be responsible for any official fees, taxes, costs and expenses incurred in connection with the purchase of the equipment by the Lessee and sale of the equipment by the Lessor.

21. SEVERABILITY
Any portion or provision of this Lease which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting in any way the remaining portions or provisions hereof in such jurisdiction or to the extent permitted by law rendering that or any other portion or provisions hereof invalid, illegal or unenforceable in any other jurisdiction.

22. GENERAL
This Lease contains the entire agreement between Lessee and Lessor. There are no other agreements either oral or written between Lessee and Lessor except those stated in writing in this Lease. The only way this Lease can be changed is by a new written agreement signed by Lessor and Lessee. This Lease will be subject to the laws of the Province of Alberta. The headings in this Lease do not affect its interpretation. The parties have expressly requested that this Lease and all documents related hereto be drafted in the English language.



/s/                                             /s/
--------------------------------                -------------------------------
Deep Designs and Apparel Inc.                   Globestuff.com  Inc.


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